EZCORP ACQUIRES SEVEN PAWN STORES IN NEVADA
Enters Reno Market and Expands Presence in Las Vegas
Expects Acquisition to be Accretive to 2019 Earnings
AUSTIN, Texas, June 24, 2019 - EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Latin America, announced that it has completed the acquisition of seven pawn stores in Nevada, bringing the company’s total store count in the state to 24. The acquired stores, operating under the name “Metro Pawn,” include five stores in the Reno area, representing the company’s entry into another attractive market, and two stores in the Las Vegas area, giving the company a total of 19 stores in that market. EZCORP now owns and operates 985 pawn stores, with 515 in the United States and 470 in Latin America.
Stuart Grimshaw, EZCORP Chief Executive Officer stated: “The Metro Pawn acquisition provides us with an immediate market-leading position in the Reno area and enhances our already strong position in the Las Vegas market. We expect the acquisition to be immediately accretive to earnings and plan to enhance profitability with administrative synergies and through the introduction of EZCORP’s proprietary systems, processes and expertise.”
The acquisition was completed earlier today, and the purchase price was paid in cash.
ABOUT EZCORP
Formed in 1989, EZCORP is a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contacts
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220